International Barrier Technology Releases 10Q, Net Income for the Quarterly Period ended March 31, 2013

May 16, 2013 – Watkins, MN - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials has released financial results for the period ending March 31, 2013.  Barrier is pleased to be reporting a quarterly net income of $35,817, compared to a net loss of $64,574 in March 2012.  Quarterly sales revenues were up 57% from $1,023,020 to $1,608,280.

Total sales revenue generated for the fiscal year-to-date period (July – March) was $3,569,279, a 15% increase from the same period ending in 2012.  Barrier generated cash flow of $165,948 for the current nine-month period vs. a loss of $160,500 in the comparable period in 2012.

Shipments, measured in treated square footage of panels shipped, increased by 38% to 3,624,800 sq. ft. for the quarterly period from 2,618,800 sq. ft. shipped Jan-Mar 2012.  Of these total volume shipments, sales into both of the major markets served grew significantly. Residential Roof Deck/Wall Assembly/Structural Insulated Panel markets grew 48%, while shipments into the Commercial Modular Market grew 15%.

“Improved sales volume has translated into profitability for the company,” reports Dr. Michael Huddy, Barrier’s CEO. “We are pleased not only by improving market conditions for building in the US, but also by how Barrier’s relationships with industry leaders is creating improved market share for our fire rated building products.”

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit: www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, CFO

International Barrier Technology
(800) 638-4570

mmcelwee@intlbarrier.com

For more information please visit:
www.intlbarrier.com

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA
Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com